Exhibit 99.1

WAUSAU PAPER LOWERS 2012 EPS GUIDANCE;

TISSUE SEGMENT EXPANSION REMAINS ON TRACK

MOSINEE, WI – October 1, 2012 – Wausau Paper (NYSE:WPP) said today that Paper segment earnings in both the third and fourth quarter will be impacted by lower profitability at its Brainerd, Minnesota, facility, as well as recent further weakening demand in its economically sensitive industrial product categories.

Henry C. Newell, president and chief executive officer, stated, “We made the choice to accelerate the conversion of the Brainerd mill to technical paper grades as part of our strategy to divest the print franchise.  While the pace of the transition resulted in above-target cash generation, the compressed time period added complexity to the ability to position the additional capacity creating higher-than-expected margin pressure, increased product development costs and reduced operating efficiencies.  Weakness in industrial end-use market demand has exacerbated the impact.  With few signs of a general economic recovery, we now expect pressure on Paper segment profitability through year end.

“The Company’s Tissue segment continues to demonstrate strong operational performance, driven in part by above-market case shipment growth of 3 to 4 percent.  Our expansion program, including product development activities, remains on schedule, with initial start-up of the new paper machine in Harrodsburg, Kentucky, expected in the fourth quarter.  Additionally, our balance sheet is strong due to above-forecast cash generation and working capital reductions in our Paper segment.”

Mr. Newell continued, “In the near-term, Paper segment profitability challenges will significantly affect second-half adjusted earnings.  Consequently, we are reducing our full-year adjusted earnings guidance to $0.28 to $0.30 per share, and anticipate mid-single digit adjusted earnings per share in both the third and fourth quarters.”  The Company’s previous guidance was for full-year adjusted net earnings in the $0.39 to $0.41 per share range versus prior-year adjusted net earnings of $0.33 per share.

The Company is scheduled to release third-quarter earnings after the market close on Monday, October 29.  A call to discuss results will be held at 11:00 a.m. ET Tuesday, October 30.  Interested parties may access the webcast of this call from the Investor section of the Company’s website at: www.wausaupaper.com.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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